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                                                                     EXHIBIT 2.2

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                            STOCK PURCHASE AGREEMENT




                                 BY AND BETWEEN

                          ENERGY AUCTION EXCHANGE, INC.

                                       AND

                       THE SHAREHOLDERS OF TRADEBANK, INC.

                         DATED AS OF SEPTEMBER 15, 1999


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                                TABLE OF CONTENTS


ARTICLE I         PURCHASE AND SALE................................................................1
                  1.1      Sale and Purchase of Stock..............................................1
                  1.2      Closing.................................................................2
                  1.3      Adjustments to Purchase Price; Payment of Holdback Amount...............2
                  1.4      Closing Deliveries......................................................2

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...............................3
                  2.1      Title to Stock..........................................................3
                  2.2      Capital Stock of the Company............................................4
                  2.3      Authorization...........................................................4
                  2.4      Due Organization........................................................4
                  2.5      No Conflicts; Approvals.................................................4
                  2.6      Financial Statements....................................................4
                  2.7      No Undisclosed Liabilities..............................................5
                  2.8      Material Contracts and Commitments......................................5
                  2.9      Insurance Policies......................................................5
                  2.10     Employee Benefit Plans..................................................6
                  2.11     Conformity with Law; Litigation.........................................6
                  2.12     Taxes...................................................................6
                  2.13     No Material Adverse Changes.............................................7
                  2.14     Title to Assets.........................................................8
                  2.15     Brokers and Finders.....................................................8
                  2.16     Accounts Receivable.....................................................8
                  2.17     Environmental ..........................................................8
                  2.18     Intellectual Property...................................................9
                  2.19     Year 2000 Compliance....................................................9

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................................10
                  3.1      Authorization; Enforceability..........................................10
                  3.2      Due Organization.......................................................10
                  3.3      No Conflicts...........................................................10
                  3.4      No Other Representations...............................................11

ARTICLE IV        RESTRICTIVE COVENANTS...........................................................11
                  4.1      Confidential Information...............................................11
                  4.2      Noncompetition; Non-Solicitation.......................................11
                  4.3      Enforcement............................................................12


                                       (i)

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


ARTICLE V         INDEMNIFICATION................................................................................13
                  5.1      Indemnification by the Shareholders...................................................13
                  5.2      Indemnification by the Purchaser......................................................13
                  5.3      Notice and Defense of Third Party Claims..............................................13
                  5.4      Survival of Representations and Warranties; Limitations...............................14
                  5.5      Payment; Interest.....................................................................15
                  5.6      Right of Offset.......................................................................15

ARTICLE VI        CERTAIN TAX MATTERS............................................................................15
                  6.1      Section 338(h)(10) Election...........................................................15
                  6.2      Allocation of Purchase Price Among Assets of the Company..............................16
                  6.3      S Corporation Status..................................................................16
                  6.4      Tax Periods Ending on or before the Closing Date......................................16
                  6.5      Cooperation on Tax Matters............................................................16

ARTICLE VII       MISCELLANEOUS..................................................................................17
                  7.1      Fitzgerald's Position at TradeBank....................................................17
                  7.2      Cooperation...........................................................................17
                  7.3      Successors and Assigns................................................................17
                  7.4      Entire Agreement......................................................................17
                  7.5      Counterparts..........................................................................17
                  7.6      Notices...............................................................................17
                  7.7      Governing Law and Jurisdiction........................................................18
                  7.8      Exercise of Rights and Remedies.......................................................18
                  7.9      Headings..............................................................................19
                  7.10     Severability..........................................................................19
                  7.11     Expenses..............................................................................19
                  7.12     Construction..........................................................................19
                  7.13     Incorporation of Exhibits, Annexes, and Schedules.....................................19
                  7.14     Specific Performance..................................................................19


EXHIBITS

Exhibit A - Definitions
Exhibit B - Form of Warrant
Exhibit C - Form of Employment Agreement
Exhibit D - Environmental Laws


                                      (ii)

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of September 15, 1999, by and between Energy Auction Exchange, Inc., a Delaware corporation (the "Purchaser"), and Michael Allen ("Allen") and Steve Fitzgerald ("Fitzgerald") (Allen and Fitzgerald are each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders are the owners of an aggregate of 1,000 shares of common stock, par value $0.01 per share of TradeBank, Inc., a Texas corporation (the "Company"), constituting all the issued and outstanding shares of capital stock of the Company (the "Stock");

         WHEREAS, the Purchaser desires to acquire the Stock from the Shareholders, and the Shareholders desire to sell the Stock to the Purchaser, upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1      SALE AND PURCHASE OF STOCK.

                  (a) Subject to the terms and conditions of this Agreement, the Shareholders hereby sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby purchases and acquires from the Shareholders, the Stock.

                  (b) The cash purchase price to be paid by the Purchaser for the Stock shall be $350,000 (the "Purchase Price"), subject to adjustment as set forth in Section 1.3. In addition, each Shareholder will receive a warrant to purchase up to 5,000 shares of common stock, par value $0.001 per share ("Purchaser Common Stock"), of the Purchaser in the form attached hereto as Exhibit B (the "Warrant"). The aggregate consideration for the Stock shall be paid to the individual Shareholders as follows:

                  (i) To Allen: (A) the sum of $120,000 payable at the Closing by delivery of immediately available funds to an account designated by Allen, and (B) a Warrant to purchase up to 5,000 shares of Purchaser Common Stock.


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                  (ii) To Fitzgerald: (A) the sum of $120,000 payable at the
                  Closing by delivery of immediately available funds to an account designated by Fitzgerald; (B) the aggregate sum of $50,000 (the "Deferred Payment Amount") payable in four installments as follows: $25,000 on January 3, 2000, $8,333.33 on each of April 3 and July 3, 2000, and $8333.34 on October 3, 2000; and (C) a Warrant to purchase up to 5,000 shares of Purchaser Common Stock.

         At the Closing, the Purchaser shall retain from the aggregate Purchase Price the sum of $60,000 (the "Holdback Amount") which shall be invested in a savings account or other interest bearing account and be payable to the Shareholders in accordance with the provisions of Section 1.3.

         1.2 CLOSING. The consummation of the purchase and sale of Stock and the other transactions contemplated by this Agreement (the "Closing") shall take place on the date hereof at the offices of Locke Liddell & Sapp LLP, 3400 Chase Tower, 600 Travis, Houston, Texas. The date and time at which the Closing occurs is referred to as the "Closing Date."

         1.3      ADJUSTMENTS TO PURCHASE PRICE; PAYMENT OF HOLDBACK AMOUNT.

                  (a) Within thirty (30) days after the Closing Date, the Purchaser shall instruct Belew Averitt LLP (the "Accountant") to determine the actual net working capital of the Company as of the Closing Date (the "Closing Net Working Capital Amount"). Within twenty (20) days thereafter, the Accountant shall provide the parties with its calculation of the Closing Net Working Capital Amount which shall be binding on the parties. If the Closing Net Working Capital Amount should be a negative number, the Shareholders shall promptly pay to the Purchaser by wire transfer or other immediately available funds the amount by which the Current Liabilities of the Company as of the Closing Date exceeds the Current Assets of the Company as of the Closing Date (the "NWC Adjustment").

                  (b) Until such time as the Holdback Amount has been paid by the Purchaser to the Shareholders, the parties hereby agree that the Purchaser shall be entitled to deduct from the Holdback Amount (i) the amount of any indemnification obligation of the Shareholders as set forth in Article V of this Agreement and/or (ii) the amount of the NWC Adjustment. Upon the later to occur of (a) final settlement or resolution of the litigation matters described on
Schedule 2.11 of the Disclosure Schedule or (b) final determination of the NWC Adjustment, the Purchaser shall pay to the Shareholders any remaining portion of the Holdback Amount, including accrued interest; provided, however, that the Purchaser shall be entitled to retain from such Holdback Amount the amount of any claim for indemnification by the Purchaser pursuant to Article V which has not been fully and finally settled.

         1.4      CLOSING DELIVERIES.

                  (a)      At the Closing, the Purchaser shall:

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                           (i)     deliver to the Shareholders the cash portion
                                   of the Purchase Price as described in Section 1.1(b);

                           (ii) execute and deliver to each of Allen and Fitzgerald a Warrant; and

                           (iii)   execute and deliver to Fitzgerald an
                                   Employment Agreement in the form attached hereto as Exhibit C.

                  (b)      At the Closing:

                           (i) the Shareholders shall deliver to the Purchaser certificates representing the Stock, along with appropriate instruments for the transfer of such certificates to the Purchaser duly executed by each Shareholder and in form and substance satisfactory to the Purchaser;

                           (ii) Fitzgerald shall execute and deliver to the Purchaser an Employment Agreement in the form attached hereto as Exhibit C;

                           (iii) the Shareholders shall deliver to the Purchaser all of the Company's leases, contracts, agreements, books, records and other data relating to the business and operations of the Company, including, without limitation, the minute books and stock ledgers of the Company;

                           (iv) each Shareholder shall resign from the Board of Directors of the Company; and

                           (v) the Shareholders shall execute and deliver to the Purchaser such other documents and instruments as may be reasonably required by the Purchaser.


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder jointly and severally represents and warrants to the Purchaser that the following matters set forth in this Article II are true and correct as of the date hereof.

         2.1 TITLE TO STOCK. Each Shareholder is the record and beneficial holder of outstanding shares of Stock in the amount set forth opposite such Shareholder's name on Schedule 2.1 of the Disclosure Schedule. Each Shareholder holds all such shares of Stock free and clear of any liens, liabilities, obligations, claims, pledges, security interests, restrictions or encumbrances of any kind ("Liens"). Each Shareholder hereby is transferring title to such shares of Stock to the Purchaser free and clear of any adverse claims.


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         2.2 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the
Company consists of 1,000,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of the Company's common stock have been duly authorized and are validly issued, fully paid and nonassessable. Immediately following the Closing there will be no outstanding options, warrants, rights, agreements, contracts, calls, commitments, written demands of any character, or requirements of any applicable laws, which would obligate the Company to issue any of its securities, including securities convertible into or evidencing the right to purchase any securities of the Company.

         2.3 AUTHORIZATION; ENFORCEABILITY. Each Shareholder has all necessary power, authority and capacity to execute and deliver this Agreement and the other documents and instruments to be delivered pursuant hereto and to consummate the sale of the Stock. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws from time to time in effect and general principles of equity.

         2.4 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own or lease its properties and to conduct its business as now, owned, leased or conducted, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Each such jurisdiction is set forth on Schedule 2.4 of the Disclosure Schedule. The Company has no subsidiaries. The Company has provided to the Purchaser true, correct and complete copies of the Articles of Incorporation and Bylaws of the Company.

         2.5 NO CONFLICTS; APPROVALS. The execution, delivery and performance of this Agreement by the Shareholders will not (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any contract or agreement to which any Shareholder or the Company is a party or by which any of them is bound or (c) violate any Legal Requirement applicable to any Shareholder or the Company. No action, consent or approval by, or filing by the Shareholders or the Company with, any court or governmental body or agency is required in connection with the execution, delivery or performance by the Shareholders of this Agreement, except for any such action, consent, approval or filing which has been obtained or made prior to the date hereof.

         2.6 FINANCIAL STATEMENTS. The Shareholders have provided the Purchaser with true and correct copies of the unaudited balance sheet (the "Balance Sheet") of the Company as of June 30, 1999 (the "Balance Sheet Date") and December 31, 1998, and the unaudited statements of income for the periods then ended. The foregoing financial statements are collectively referred to as the



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"Company's Financial Statements". The Company's Financial Statements have been prepared in accordance with GAAP consistently applied, present fairly the financial condition of the Company as of such date and the results of operations for the periods covered thereby, and are consistent with the books and records of the Company. As of the Closing Date, the Company has no long term indebtedness, obligations or other liabilities.

         2.7 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.7 of the Disclosure Schedule, the Company has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or either Shareholder), except for (i) Liabilities which are disclosed or reserved for in the Company's Financial Statements and (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice (both in nature and amount) (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of any Legal Requirement by the Company or either Shareholder).

         2.8 MATERIAL CONTRACTS AND COMMITMENTS. Except as set forth on Schedule
2.8 of the Disclosure Schedule, the Company is not a party to nor bound by any
(i) employment, consulting or severance contract, including any golden parachute arrangement within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) collective bargaining or union agreement;
(iii) bonus, stock option, incentive compensation plan, non-qualified stock purchase plan or other fringe benefit plan or program; (iv) contract to purchase or sell or option granted to a third party to purchase any real property, or lease of any real property; (v) lease with respect to or contract or option to purchase or sell any material equipment otherwise than in the ordinary course of business; (vi) contract or commitment for capital expenditures requiring payments of $5,000 or more; (vii) contract or commitment for the purchase of materials or supplies or for the performance of services for its benefit; (viii) joint venture or partnership agreement; (ix) product warranty, product service or software service contract; (x) agreement for money borrowed or loaned involving a principal amount in excess of $5,000; (xi) security agreement or guarantee with respect to any obligation; (xii) agreement for the sale of goods or for the performance of services by it; (xiii) sales representation, distribution or agency agreement; (xiv) non-competition or confidentiality agreement for the benefit of or obligating the Company; (xv) any license, consortium or revenue sharing agreement where the revenue therefrom is expected to be greater than $5,000; or (xvi) any contract or commitment other than the foregoing (whether oral or written) not made in the ordinary course of business consistent with past practice. All agreements, contracts and commitments listed on to the Disclosure Schedule in response to this Section 2.8, unless specified on the Disclosure Schedule to the contrary, are legal, valid and binding on the parties thereto and are in full force and effect, and no party is in default or breach in any material respect thereunder.

         2.9 INSURANCE POLICIES. Schedule 2.9 of the Disclosure Schedule sets forth a list of all current insurance policies or binders maintained on behalf of the Company, showing the name of the carrier, the policy number, and the general nature of the coverage afforded, all of which are in full force and effect and copies of which have been previously made available to the Purchaser for its review and evaluation. Each policy is legal, valid, binding, enforceable by the Company and in full


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force and effect, and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect under identical terms following the consummation of the transactions contemplated hereby. The Company is not in breach or default under any such policy (including with respect to the payment of premiums or the giving of notices). All of the insurance is sufficient for compliance with requirements of applicable law and of all contracts to which the Company is a party.

         2.10 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 2.10 of the Disclosure Schedule, the Company does not currently sponsor, maintain or contribute, nor has it ever sponsored, maintained or contributed to, or been required to contribute to (i) any employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including without limitation employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), or any other similar plans, programs or arrangements.

         2.11 CONFORMITY WITH LAW; LITIGATION. The Company is not in violation or default (and has not been in violation or default since its inception) of any Legal Requirement or Governmental Authorization, except which would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Agreement will not constitute a default or violation under any Legal Requirement or Governmental Authorization applicable to the Company, except which would not reasonably be expected to have a Material Adverse Effect. Schedule 2.11 of the Disclosure Schedule sets forth all Governmental Authorizations held by the Company which are necessary to permit the Company to own, operate, use and maintain its assets in the manner in which they are now operated and maintained. Except as set forth on Schedule 2.11 of the Disclosure Schedule, there are no claims, actions, suits or other proceedings pending or, to the knowledge of the Shareholders, threatened against the Company.

         2.12 TAXES. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither of the Shareholders nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any Shareholder, director or officer (or employees responsible for Tax matters) of the Company has Knowledge based upon personal contacts with any agent of such authority.
Schedule 2.12 of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered


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to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993. The Company has not waived any statute of limitations in respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantiated understatement for federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no Liability for the Taxes of any Person (other than the companies themselves ) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax Income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and the Company will be an S corporation up to and including the Closing Date. The Company does not have any built-in gains under Section 1374 of the Code and the Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company's assets caused by the Section 338(h)(10) Election. The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         2.13 NO MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 2.13 of the Disclosure Schedule, since the Balance Sheet Date the Company has not (i) issued or sold any of its capital stock or any corporate debt obligations (other than checks, drafts, bills and notes issued in the ordinary course of its business consistent with past practice); (ii) sold or granted any option, warrant or other right to purchase any of its capital stock; (iii) declared or set aside or paid any dividend or made any other distribution in respect of its capital stock, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) made any payments or distributions pursuant to any tax sharing agreements or arrangements; (v) acquired, transferred or disposed of, or agreed to acquire, transfer or dispose of, any assets except in the ordinary course of business consistent with past practice;
(vi) incurred any Liabilities, except in the ordinary course of business consistent with past practice (both in nature and amount); (vii) subjected any assets to any liens, other than liens for taxes not yet due and payable; (viii) paid or performed any obligations except in the ordinary course of business consistent with past practice; (ix) made any general wage


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or salary increase or increased the annual salary of any officer of the Company or instituted any employee welfare, retirement, benefit or similar plan or arrangement or change thereto; (x) suffered any damage, destruction or casualty loss in excess of $5,000, whether or not covered by insurance; (xi) guaranteed or assumed responsibility for any indebtedness or the performance of any other obligations other than those of the Company; (xii) operated the business of the Company other than in, or entered into any material transactions or arrangements (including those effected for tax purposes) outside, the ordinary course of business consistent with past practice, or (xiii) suffered any Material Adverse Effect.

         2.14 TITLE TO ASSETS. The Company owns, licenses or leases all assets necessary for the operation of its business as now conducted. The Company does not own any real property. Each asset is free from material defects (patent and latent), is in good operating condition and repair and is suitable for the purposes for which it presently is used. Except as set forth above or on
Schedule 2.14 of the Disclosure Schedule, no Shareholder, employee, agent, consultant, officer or director of the Company has any interest in any property, tangible or intangible, real, personal or mixed, including without limitation patents, patent applications, inventions, invention disclosures, copyrights, trademarks, service marks or trade names, currently used in and necessary for the operation of the business of the Company as currently conducted, other than any such property having a value which is de minimis and except for the normal rights of a shareholder.

         2.15 BROKERS AND FINDERS. Neither the Shareholders nor the Company has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the sale of the Stock.

         2.16 ACCOUNTS RECEIVABLE. All accounts receivable of the Company which are reflected in the Balance Sheet, and all such accounts receivable which have arisen since the date thereof and are reflected on the accounting records of the Company, have arisen only from bona fide transactions in the ordinary course of business of the Company and are current and collectible, except to the extent of the recorded allowance for doubtful accounts with respect to accounts receivable as reflected in the Company's accounting records as of the Closing Date.

         2.17 ENVIRONMENTAL MATTERS. The operation, use, condition and maintenance of all of the Company's Business Facilities before the date hereof have been and are currently in compliance with applicable Environmental Laws. There are no, nor have there been any, Environmental Claims pending or threatened against the Company or any of its Business Facilities relating to or arising out of the use, presence, or handling of Materials of Environmental Concern or the compliance of the Company with Requirements of Environmental Laws, and there is no basis for any such Environmental Claims; and there are no present nor have there been any past events, conditions, circumstances, facts, activities, practices, incidents or plans relating to or arising out of the Company's business or its Business Facilities which will prevent or interfere with compliance with Requirements of Environmental Laws by the Company or any of its Business Facilities or the Purchaser after the Closing Date, or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company or any of its Business Facilities after the Closing Date. The Company has in effect all Environmental


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Permits necessary to conduct its business and to operate all of its current
Business Facilities. No Materials of Environmental Concern have been released (and no release is threatened) on, under, from or about any Business Facility except in compliance with applicable Environmental Laws; none of the off-site locations where Materials of Environmental Concern generated from any Business Facility of the Seller or for which the Seller has arranged for their disposal is subject to a claim under Environmental Laws; Seller has not been named as a potentially responsible party under CERCLA, as amended, or comparable Environmental Laws; no consents, approvals or notifications required under any Environmental Laws (including without limitation applicable Environmental Permits) must be obtained or given to consummate the transactions contemplated by this Agreement; no underground storage tanks exist or have existed at any Business Facility.

         2.18 INTELLECTUAL PROPERTY. (a) Except as set forth in Schedule 2.18, the Company does not require the use of any Intellectual Property Assets for its business or operations. Schedule 2.18 lists (i) all Intellectual Property Assets the Company owns or is licensed or otherwise has the right to use and/or which the Company uses in its business, (ii) whether the Company owns, is licensed or otherwise has the right to use each such item and (iii) all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to the Intellectual Property Assets.

         (b) The Intellectual Property Assets are valid and subsisting and not unenforceable in whole or part, and the Company has sole, full and clear title to the Intellectual Property Assets except as noted in Schedule 2.18, free and clear of all Liens (either as licensee or licensor), including claims or rights of the Shareholders, employees, agents, consultants or other parties involved in the development or creation of such Intellectual Property Assets.

         (c) Except as set forth in any license or other agreements or other reason listed in Schedule 2.18, the Company has the right and license to use, sublicense, assign, modify and transfer the Intellectual Property Assets free and clear of any Liens none of the Intellectual Property Assets is dependent upon any other intellectual property in order to be freely operated or utilized and the Company and the Purchaser may use all Intellectual Property Assets after the Closing to the same extent as the Company used them prior to the Closing, without any Liens.

         (d) Neither the Company nor any of its officers or directors (i) is currently in receipt of any notice of any violation of, and is not violating or infringing upon and has not for the last six years violated or infringed, the rights of any other person or entity in any Intellectual Property Assets, or other intangible property right or asset, or (ii) has conducted any acts of unfair competition under applicable law governing the Intellectual Property Assets. No other person or entity is infringing any intellectual property rights of the Company with respect to the Intellectual Property Assets.

         2.19 YEAR 2000 COMPLIANCE. Each system, comprising of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) owned, leased or otherwise controlled by the Company (collectively, a "System"), that constitutes any part of, or is used in connection with the use, operation or enjoyment of any of the assets of the Company (i) is designed (or has been modified) to be used prior to and after January 1, 2000, (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, reporting, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates, or date-based, date-dependent or date-related data, including, but not limited to, century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, provided that external date data is received in the proper format, and (iii) will not be materially and adversely affected by the advent of the year 2000 or subsequent years, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (i) through (iii) are referred to herein as "Year 2000 Compliant"). All licenses for the use of any system-related software, hardware, databases or embedded control system are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to be Year 2000 Compliant within the Company's computer systems (hardware and software), or the licenses permit the Company or a third party to make all modifications, bypasses, de-bugging, work- arounds, repairs, replacements, conversions or corrections necessary to permit the System to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. To Knowledge of the Shareholders, each service provider which is material to the business operations of the Company (including, without limitation, internet service providers) is Year 2000 Compliant.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to each Shareholder that the following matters set forth in this Article III are true and correct as of the date hereof.

         3.1 AUTHORIZATION; ENFORCEABILITY. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be delivered pursuant hereto and to consummate the purchase of the Stock. The Purchaser's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws from time to time in effect and general principles of equity.

         3.2 DUE ORGANIZATION. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it is duly authorized, qualified and licensed under all applicable laws to carry on its business in the places and in the manner now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on its business.

         3.3 NO CONFLICTS; APPROVALS. The execution, delivery and performance of this Agreement by the Purchaser will not (a) conflict with or result in a breach of any provision of the charter or bylaws of the Purchaser, (b) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any material contract or agreement to which the Purchaser is a party or by which it is bound or (c) violate any order, law, rule or regulation applicable to the Purchaser or by which it is bound. No action, consent or approval by, or filing by the Purchaser with, any court or governmental body or agency is required in connection with the execution, delivery or performance by the Purchaser of this Agreement, except for any such action, consent, approval or filing which has been obtained or made prior to the date hereof.

         3.4 NO OTHER REPRESENTATIONS. The Purchaser makes no representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Article III.

                                   ARTICLE IV
                              RESTRICTIVE COVENANTS

         4.1 CONFIDENTIAL INFORMATION. The Shareholders acknowledge that the information, observations and data concerning the business, affairs and/or operating results of the Company, including, without limitation, lists of customers and prospective customers, pricing strategies, trade secrets, technical data, historic auction information and statistics, sales and marketing data, business and marketing plans and proposals, system processes, technology and financial information, and any and all physical embodiments thereof (collectively, "Confidential Information"), are the property of the Company. Each Shareholder agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Purchaser. Each Shareholder shall promptly deliver to Purchaser or, at the request and option of the Purchaser, destroy all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, which he may then possess or have under his control. In the event that either Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify the Purchaser promptly of the request or requirement so that the Purchase may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, either Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his reasonable best efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

         4.2 NONCOMPETITION; NON-SOLICITATION.

                  (a) Each Shareholder hereby agrees that for a period of five
(5) years following the Closing Date (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, be employed by or in any manner engage in any business which competes with the business of the Company as in effect as of the Closing Date; provided, however, that nothing herein shall prohibit a Shareholder from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Shareholder has no active participation in the business of such corporation.

         (b) During the Noncompete Period, neither Shareholder shall directly or indirectly (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, as the case may be, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company at any time prior to the Closing Date, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with or decrease the amount of business done with the Company or such Affiliate, as the case may be, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

    4.3 ENFORCEMENT.

         (a) In the event that any provision of this Article IV shall be held invalid, illegal, void, inoperative or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement, and to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope of the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative, or unenforceable.

         (b) Each of the Shareholders agrees that the Purchaser's remedy at law for any breach of this Article IV is inadequate and that in the event of any such breach by any Shareholder, the Purchaser shall be entitled to injunctive relief against such Shareholder, in addition to any other remedy at law, in equity or under this Agreement to which the Purchaser may be entitled. Without limiting the generality of the preceding sentence, the parties acknowledge and agree that it is impossible to measure in money all of the damages that would accrue to the Purchaser by reason of any breach of this Article IV. Each of the Shareholders waives in advance any claim or defense, in any action or proceeding that may in the future be commenced by the Purchaser to enforce this Article IV, that the Purchaser has an adequate remedy at law, and each of the Shareholders agrees not to urge in any such action that an adequate remedy at law exists.

         (c) Notwithstanding anything herein to the contrary, this Article IV is for the benefit of the Purchaser and each of its subsidiaries or affiliates which currently exists or which is established at any time during the Noncompetition Period and may be enforced by any such entity as if it had been a named party to this Agreement.

                                    ARTICLE V
                                 INDEMNIFICATION

         5.1 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the terms, conditions and limitations set forth in this Agreement, the Shareholders shall jointly and severally indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of all Section 5.1 Damages (defined below). "Section 5.1 Damages" shall include without limitation any claim, action, demand, loss, cost, expense, liability, penalty, and other damage, including without limitation, attorneys' fees and other costs and expenses reasonably incurred in investigating, and attempting to avoid, or in opposing the imposition thereof (collectively, "Loss"), resulting to any Purchaser Indemnified Party arising out of or resulting from (i) any inaccurate representation or warranty by a Shareholder in Article II of this Agreement,
(ii) the breach or default in the performance by the Shareholders of any of the obligations to be performed by the Shareholders hereunder; (iii) any costs and expenses incurred by the Company or the Buyer to become Year 2000 Compliant and any Loss resulting from, arising out of, relating to, in the nature of, or caused by becoming Year 2000 Compliant; (iv) any Taxes the Company or either Shareholder may owe or be deemed to owe for periods up to and including the Closing Date, including without limitation, Taxes made or brought against the Shareholders or the Company by reason of the agreements or transactions contemplated hereby; (v) those litigation matters described on Schedule 2.11 of the Disclosure Schedule; or (vi) any Liability, litigation or third party claim arising out of or relating to the conduct of the business by the Company or the ownership of its assets on or prior to the Closing Date, whether or not disclosed to the Purchaser and whether or not the Purchaser had knowledge thereof.

         5.2 INDEMNIFICATION BY THE PURCHASER. Subject to the terms, conditions and limitations set forth in this Agreement, the Purchaser shall indemnify and hold harmless each Shareholder from and against and in respect of all Section
5.2 Damages (defined below). "Section 5.2 Damages" shall include without limitation any Loss resulting to any Shareholder from (i) any inaccurate representation or warranty by the Purchaser in Article III of this Agreement, or
(ii) the breach or default in the performance by the Purchaser of any of the obligations to be performed by the Purchaser hereunder.

         5.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

                  (a) If any judicial, administrative, arbitration, or investigatory proceeding or other proceeding, claim or controversy (collectively, a "Proceeding") shall be brought or asserted by a third party against an indemnified party or any successor thereto (the "Indemnified Party") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Party") pursuant to a Proceeding, then the Indemnified Party shall within twenty (20) days notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Proceeding with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing (the "Defense Notice") within fifteen
(15) days after the Indemnified Party has given notice of the Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Loss the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding, and (B) the Indemnifying Party conducts the defense of the Proceeding actively and diligently. If the Indemnifying Party delivers a Defense Notice, the Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party's counsel in the defense of the Proceeding, including, without limitation, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party.

                  (c) So long as the Indemnifying Party is conducting the defense of the Proceeding in accordance with Section 5.3(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Proceeding; provided, however, that the Indemnifying Party shall control the defense of the Proceeding, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the Indemnified Party; provided, however, that the Indemnifying Party may, without the Indemnified Party's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires only the payment of money damages by the Indemnifying Party with no injunction or other equitable relief and that includes as an unconditional term thereof the release by the third party of the Indemnified Party from any and all liability in respect of such Proceeding.

                  (d) In the event the Indemnifying Party does not conduct the defense of the Proceeding actively and diligently, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Proceeding in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Proceeding (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding to the fullest extent provided in this Article V.

         5.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATIONS. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall survive for a period of three years after the Closing Date, except that the representations in Section 2.1 (Title to Stock),
Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.10 (Employee Benefit Plans), Section 2.12 (Taxes), Section 2.14 (Title to Assets), and
Section 2.17 (Environmental Matters) shall survive for a period ending on the date 90 days after the expiration of the appropriate statute of limitation, if any, with respect to any claim covered by the representations and warranties in such Sections, as the same may be tolled or extended from time to time by the Purchaser or any other Person. An Indemnifying Person shall have no liability under this Article unless notice of a claim for indemnity specifically describing the facts on which the claim is based shall have been given within three years after the Closing Date, except that any such notice of a claim for indemnity based on a breach of the representations and warranties contained in Section 2.1 (Title to Stock), Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.10 (Employee Benefit Plans), Section 2.12 (Taxes), Section 2.14 (Title to Assets), and Section 2.17 (Environmental Matters) or relating to the indemnification obligations set forth in Section 5.1(iv) at any time prior to the expiration of 90 days after the expiration of the appropriate statute of limitation, if any, with respect thereto, as the same may be tolled or extended from time to time by the Purchaser or any other Person.

         5.5 PAYMENT; INTEREST. The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any Losses or other payments required to be paid by an Indemnifying Party under this Article which are not paid within five business days of receipt by the Indemnifying Party of the Indemnified Party's demand therefor shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand, interest at the rate of 10% per annum, not to exceed the maximum nonusurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

         5.6 RIGHT OF OFFSET. In addition to the right of set off against the Holdback Amount as contemplated by Section 1.3, upon written notice to Fitzgerald specifying in reasonable detail the justification therefor, the Purchaser may set off against the Deferred Payment Amount the amount of any Loss which triggers the Shareholders' indemnification obligations provided in Section
5.1 hereof. The exercise of such right of set off by the Purchaser shall not constitute an election of remedies nor limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

                                   ARTICLE VI
                               CERTAIN TAX MATTERS

         6.1 SECTION 338(h)(10) ELECTION. Each of the Shareholders will join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Stock hereunder ("Section 338(h)(10) Election"). The Shareholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. The Shareholders shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under
Section 1374 of the Code, (ii) any tax imposed under Treasury Department

Regulation 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's gain, and the Shareholders shall indemnify the Purchaser and the Company against any Loss arising out of any failure to pay any such Taxes.

         6.2 ALLOCATION OF PURCHASE PRICE AMONG ASSETS OF THE COMPANY. The Purchaser and the Shareholders agree that the Adjusted Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) pursuant to an allocation schedule to be provided to the Shareholders by the Purchaser within sixty (60) days of the Closing Date. The Purchaser, the Company and the Shareholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         6.3 S CORPORATION STATUS. The Shareholders will not (and will not cause the Company to) revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Shareholders will not (and will not cause the Company to) take or allow any action that would result in the termination of the Company's status as a validly electing
S corporation within the meaning of Sections 1361 and 1362 of the Code.

         6.4 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Purchaser shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Shareholders for such periods. The Shareholders shall reimburse the Purchaser for any Taxes of the Company with respect to such periods within five (5) business days after payment by the Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet.

         6.5 COOPERATION ON TAX MATTERS. The Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns pursuant to this
Article VI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Company and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Company or the Shareholders, as the case may be, shall allow the other to take possession of such books and records. The Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 FITZGERALD'S POSITION AT TRADEBANK. The Purchaser and Fitzgerald hereby agree that during the Employment Period (as such term is defined by the Employment Agreement), Fitzgerald shall also serve as the President of the Company, with such authorities, powers, functions and duties as determined by the Board of Directors of the Company.

         7.2 COOPERATION. The Shareholders and the Purchaser shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

         7.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

         7.4 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule) and the documents and instruments delivered pursuant hereto constitute the entire agreement and understanding between the Shareholders and the Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Shareholders and the Purchaser.

         7.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         7.6 NOTICES. All notices or communications required or permitted hereunder shall be in writing and may be given (i) by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) by a reputable overnight courier service, (iii) by facsimile (immediately confirmed by telephone) or (iv) by delivering the same in person to an officer or agent of such party. Notices shall be deemed to have been given (a) if sent by United States mail, on the third day following mailing, (b) if sent by overnight courier, on the business day following delivery by the sending party to the courier service, (c) if sent by facsimile, on the day the facsimile is confirmed as having been received or (d) if delivered in person, when delivered. Notices shall be addressed as follows:

                  (a)      If to the Shareholders:

                           Steve Fitzgerald
                           305 Highland Oaks Circle
                           Southlake, Texas 76092
                           Telephone: 817/481-3604

                           and

                           Michael Allen
                           Two Turtle Creek Village
                           3838 Oak Lawn, Suite 1222
                           Dallas, Texas 75219
                           Telephone: 214/522-9434

                  (b)      If to the Purchaser:

                           Energy Auction Exchange, Inc.
                           7900 East Union Avenue, Suite 1100
                           Denver, Colorado 80237
                           Attn: Gary R. Vickers
                           Telephone: 303/694-5350
                           Facsimile: 303/694-5376

                           with a copy (which shall not constitute notice) to:

                           Locke Liddell & Sapp LLP
                           3400 Chase Tower
                           600 Travis
                           Houston, Texas 77002
                           Attn: Kevin N. Peter
                           Telephone: 713/226-1235
                           Facsimile: 713/223-3717

         7.7 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law principles. Any and all suits, legal actions or proceedings against any party to this Agreement arising out of this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or in any court of appropriate jurisdiction in Harris County, Texas and each party submits to and accepts the jurisdiction of such courts for the purpose of any such suit, legal action or proceeding.

         7.8 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         7.9 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         7.11 EXPENSES. The Purchaser, on the one hand, and the Shareholder, on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that the Company has not borne or will not bear any of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         7.12 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         7.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         7.14 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 7.7), in addition to any other remedy to which they may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        "SHAREHOLDERS"

                                        /s/ Michael Allen
                                        --------------------------------------
                                        Michael Allen

                                        /s/ Steve Fitzgerald
                                        --------------------------------------
                                        Steve Fitzgerald




                                        "PURCHASER"


                                        ENERGY AUCTION EXCHANGE, INC.


                                        By: /s/ Gary R. Vickers
                                           -----------------------------------
                                           Gary R. Vickers, President

                                    EXHIBIT A

                                   DEFINITIONS


         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Balance Sheet" shall have the meaning set forth in Section 2.6.

         "Balance Sheet Date" shall have the meaning set forth in Section 2.6.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business Facility" shall mean any property, equipment, fixture or building leased, operated, owned, managed, or controlled in any manner by the Company or which the Company or any of its organizational predecessors formerly leased operated, owned, managed, or controlled in any manner.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq.

         "Closing" shall have the meaning set forth in Section 1.2.

         "Code" shall have the meaning set forth in Section 2.8.

         "Company's Financial Statements" shall have the meaning set forth in
Section 2.6.

         "Current Assets" means the current assets of the Company as determined in accordance with GAAP.

         "Current Liabilities" means the current liabilities of the Company as determined in accordance with GAAP.

         "Disclosure Schedule" shall mean the disclosure schedules attached to this Agreement.

         "Disposal" (or "disposed") shall have the meaning specified in RCRA.

         "Environmental Claim" means any Proceeding; claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, expert's fees; damage; punitive damage; fine; penalty; expense; Liability; criminal liability; judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any

Requirement of Environmental Law; proceeding; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability regarding the Company or its operations or any Business Facility for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands;
(vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, recycling, disposal or transportation;
(vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, generation, extraction, mining, manufacture, processing, distribution in commerce, use, transfer, transportation, recycling, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any Damages incurred in testing for the need for Remediation or for breach or violation of any Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law.

         "Environmental Laws" means the laws described on Exhibit D attached hereto and incorporated herein for all purposes and any and all other laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any applicable Governmental Authority, board or authority or any judicial or administrative decision relating thereto or any Environmental Permit issued thereunder that relate in any manner to health, worker protection, the environment, or a community's right to know.

         "Environmental Permits" means any permit, license, registration, waste identification number, approval, or other authorization or application for any of the foregoing relating to the business or operations of the Company, or any Business Facility required by any Environmental Law.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any foreign governmental authority, the United States of America, any State of the United States of America, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

         "Governmental Authorization" means any permit, environmental permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "Holdback Amount" shall have the meaning set forth in Section 1.1(b).

         "Intellectual Property Assets" shall include the Company's names, all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published works and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, confidential information, software (both source code and object code), technical information, process technology, plans, drawings, blue prints, and other similar intangible or intellectual property owned, used or licensed by the Company as licensee or licensor.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any, Governmental Authorization issued by, any Governmental Authority.

         "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Liens" shall have the meaning set forth in Section 2.1.

         "Loss" shall have the meaning set forth in Section 5.1.

         "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets, Liabilities (absolute, accrued, contingent or otherwise), reserves, business, prospects or results of operations of the Company.

         "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains:
(A) petroleum, oil or a fraction or constituent thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) formaldehyde, (E) explosives, or (F) radioactive materials (including naturally occurring radioactive material); (iii) solid wastes (as defined under the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., and its implementing regulations) that post imminent and substantial endangerment to health or the environment; (iv) any material, waste or substance designated, classified or regulated as a "Class I" or "Class II" waste under Title 30 of the Texas Administrative

Code; and (v) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

         "Net Working Capital" means Current Assets less Current Liabilities.

         "Option Agreement" shall have the meaning set forth in Section 1.1(b)(ii).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity.

         "Purchase Price" shall have the meaning set forth in Section 1.1(b).

         "Purchaser Common Stock" shall have the meaning set forth in Section 1.1(b).

         "Purchaser Indemnified Parties" shall mean the Purchaser, and each of the Purchaser's subsidiaries, stockholders, Affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

         "Release" (or "released") shall have the meaning specified in CERCLA.

         "Remediation" means any action necessary to bring about compliance with the Requirements of Environmental Law including (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within Requirements of Environmental Law) or monitoring of any and all Materials of Environmental Concern at any Business Facility; (ii) the taking of reasonably necessary precautions to protect against the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or any surrounding areas thereof; (iii) any action necessary to mitigate the usurpation of wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (iv) any action necessary to meet the requirements of an Environmental Permit or (v) any other action reasonably required to satisfy Requirements of Environmental Law imposed upon the Company, any Business Facility and/or any operation thereon.

         "Requirements of Environmental Law" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company, any Business Facility or any operation conducted on any Business Facility.

         "Stock" shall have the meaning set forth in Section 5.1.

         "System" shall have the meaning set forth in Section 2.19.

         "Tax" means any tax (including, but not limited to, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax or payroll tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any federal, state or local taxing authority.

         "Tax Return" means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any tax.

         "Warrant" shall have the meaning set forth in Section 1.1(b)(i).

         "Year 2000 Compliant" shall have the meaning set forth in Section 2.19.

                                    EXHIBIT B

                                 FORM OF WARRANT

                                    EXHIBIT C


                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT D

                               ENVIRONMENTAL LAWS

A.   FEDERAL

     Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq.

     Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.

     Clean Water Act, 33 U.S.C. Section 1251 et seq.

     Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j.

     Clean Air Act, 42 U.S.C. Section 7401 et seq.

     Solid Waste Disposal Act, 42 U.S.C. Sections 6901 et. seq.

     The Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.

     Hazardous Materials Transportation Act, 49 APP. U.S.C. Section 1801 et seq.

     Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.

     Occupational Health and Safety Act of 1970, 29 U.S.C. Section 651, et seq.

B.   TEXAS

     Texas Health & Safety Code

     Texas Natural Resources Code

     Texas Water Code


The laws cited above shall be deemed to include any amendments to them and regulations promulgated under them from time to time.